FOR IMMEDIATE RELEASE

For:

GeoResources, Inc.

Contact:

Cathy Kruse

P. O. Box 1505

Telephone:

(701) 572-2020

Williston, ND  58802

ir@geoi.net

GEORESOURCES, INC. REPORTS INCREASED EARNINGS

Williston, ND, April 5, 2004 – GeoResources, Inc. (Nasdaq: GEOI) today reported 2003 net income increased to $447,000 or $0.12 per share on revenue of $4,843,000 compared to 2002 net income of  $91,000 or $0.02 per share on revenue of $3,988,000.  Earnings before interest, taxes, depreciation, depletion and amortization (EBITDA) for the year was $1,326,000, a 49% increase from the prior year.

For the fourth quarter, the company reported net income of $46,000 or $0.01 per share on revenue of $1,558,000 versus net income of $126,000 or $0.03 per share on revenue of $701,000 in the fourth quarter of 2002.  EBITDA for the quarter was $269,000.

GeoResources’ production declined 3.5% in 2003 to 137,237 net BOE due to normal production declines that were not offset by new drilling. Total proved oil and gas reserves declined to 2,523,000 BOE at year-end 2003 versus 2,557,000 BOE at year-end 2002. The after tax SEC PV-10 value of those reserves increased slightly to $15.5 million. primarily due to higher year-end commodity prices.

J.P. Vickers, GeoResources President said, “In 2003 we drilled three wells and completed numerous workovers. Most of our significantly improved financial results for the year were the result of higher values for the oil we produce which substantially increased cash flow.  Assuming commodity prices remain strong we expect to remain busy in 2004. We have budgeted $1 million for drilling and recompletion projects this year. We will spud the Grann et al 28-33, a development well in our Landa Field of Bottineau County, North Dakota this week.  We own a 75% working interest and are the operator of the well. Our Western Star Drilling Rig E-25 is being used to drill the well.”

EBITDA is defined as earnings before interest, income taxes, depreciation and amortization, EBITDA should not be considered as an alternative to net income (as an indicator of operating performance) or as an alternative to cash flow (as a measure of liquidity or ability to service debt obligations) and is not in accordance with, nor superior to, generally accepted accounting principles, but provides additional information for evaluating us.  Our measure of EBITDA may not be the same as similar measures described by other companies.  EBITDA is calculated as follows:

	Quarter Ended December 31, 2003	Year Ended December 31, 2003

Income before cumulative effect	$ 46,000.00	$ 470,000.00
of change in accounting principle
Add back:
Interest expense	18,000.00	84,000.00
Income tax expense	--	13,000.00
Depreciation and amortization	205,000.00	760,000.00
EBITDA	$ 269,000.00	$ 1,327,000.00

Information herein contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words such as "may," "will," "expect," "anticipate," "estimate" or "continue," or comparable words.  In addition, all statements other than statements of historical facts that address activities that the Company expects or anticipates will or may occur in the future are forward-looking statements.  Readers are encouraged to read the SEC reports of the Company, particularly its Form 10-KSB for the Fiscal Year Ended December 31, 2003, for meaningful cautionary language disclosure.

GEORESOURCES, INC., AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2003 AND 2002

ASSETS

CURRENT ASSETS:	2003	2002
Cash and equivalents	$ 343,419	$ 329,302
Trade receivables, net	1,084,678	821,459
Inventories	233,306	207,998
Income tax receivable	--	50,192
Prepaid expenses	35,335	28,326
Total current assets	1,696,738	1,437,277

PROPERTY, PLANT AND EQUIPMENT, at cost:
Oil and gas properties, using the full cost method
of accounting:
Properties being amortized	24,711,298	22,636,316
Properties not subject to amortization	280,565	251,714
Drilling rig and equipment	1,176,940	1,077,551
Leonardite plant and equipment	3,267,634	3,262,200
Other	756,211	757,431
	30,192,648	27,985,212
Less accumulated depreciation, depletion,
amortization and impairment	(20,310,113)	(20,386,789)
Net property, plant and equipment	9,882,535	7,598,423

OTHER ASSETS	5,000	12,500

TOTAL ASSETS	$ 11,584,273	$ 9,048,200

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	$ 985,766	$ 659,282
Accrued expenses	404,485	335,219
Current maturities of long-term debt	479,457	132,260
Total current liabilities	1,869,708	1,126,761

LONG-TERM DEBT, less current maturities	1,599,479	1,910,228
ASSET RETIREMENT OBLIGATIONS	1,735,200	--
DEFERRED INCOME TAXES	406,000	395,000
Total liabilities	5,610,387	3,431,989

CONTINGENCIES (NOTE H)

STOCKHOLDERS' EQUITY:
Common stock, par value $.01 per share; authorized
10,000,000 shares; issued and outstanding, 3,723,977
and 3,787,477 shares, respectively	37,240	37,875
Additional paid-in capital	295,932	384,185
Retained earnings	5,640,714	5,194,151
Total stockholders' equity	5,973,886	5,616,211

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$ 11,584,273	$ 9,048,200

GEORESOURCES, INC., AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001

	2003	2002	2001
OPERATING REVENUES:
Oil and gas	$ 3,614,592	$ 2,980,228	$ 3,064,135
Leonardite	822,219	726,920	1,152,267
Drilling	406,141	280,538	--
	4,842,952	3,987,686	4,216,402

OPERATING COSTS AND EXPENSES:
Oil and gas production	1,786,379	1,619,049	1,856,159
Cost of leonardite sold	850,373	726,552	1,062,995
Drilling costs	369,869	237,729	--
Depreciation, depletion and amortization	759,907	696,857	744,742
Selling, general and administrative	537,141	545,368	471,517
	4,303,669	3,825,555	4,135,413
Operating income	539,283	162,131	80,989

OTHER INCOME (EXPENSE):
Interest expense	(84,432)	(95,635)	(44,834)
Interest income	8,362	11,635	20,294
Other income and losses, net	18,898	18,955	22,369
	(57,172)	(65,045)	(2,171)
Income before income taxes	482,111	97,086	78,818

INCOME TAX EXPENSE	12,548	5,712	37,000
Income before cumulative effect
of change in accounting principle	469,563	91,374	41,818
Cumulative effect on prior years accounting
change, net of tax	(23,000)	--	--
Net income	$ 446,563	$ 91,374	$ 41,818

EARNINGS PER SHARE:

Income before cumulative effect of accounting change	$ .13	$ .02	$ .01
Cumulative effect of accounting change	(.01)	--	--
Net income, basic and diluted	$ .12	$ .02	$ .01

Weighted average number of shares
outstanding	3,748,396	3,787,750	3,846,176

Dilutive potential shares –
Stock options	--	--	--
Adjusted weighted average shares	3,748,396	3,787,750	3,846,176